Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:
February 13, 2013
For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES ADOPTION

OF NEW STOCK REPURCHASE PROGRAM

MINDEN, LA. – February 13, 2013-Minden Bancorp, Inc. (the “Company” or “Minden Bancorp”) (OTC BB: MDNB) today announced that its Board of Directors approved the adoption of the Company’s third stock repurchase program following MBL Bank’s second step conversion offering completed in January 2011. The stock repurchase program provides for the repurchase of up to 120,000 shares, or approximately 5% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions. The Company will commence the third repurchase program upon completion of its second repurchase program covering 50,000 shares previously announced in October 2012. As of the date hereof, approximately 30,500 shares remain to be repurchased pursuant to the second repurchase program. Upon completion of the third repurchase program, the Company will have repurchased approximately 10% of its issued and outstanding shares of common stock.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 102 year old Louisiana-chartered FDIC-insured thrift serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.